RESIGNATION

         I, Charles Meeks, being the undersigned, hereby resign my position as a Director of BusinessMall.Com, Inc. and its subsidiaries, effective immediately.

Dated:  November 20, 2000


                                                         /s/ Charles Meeks
                                                         -----------------
                                                         Charles Meeks